Exhibit 99.1

Daktronics, Inc. Amends and Extends Shareholder Rights Agreement

BROOKINGS, S.D., Nov. 20, 2024 (GLOBE NEWSWIRE) -- Daktronics, Inc. (“Daktronics” or the “Company”) (NASDAQ-DAKT), the leading U.S.-based designer and manufacturer of best-in-class dynamic video communication displays and control systems for customers worldwide, today announced that its Board of Directors (the “Board”) has approved an amendment (the “Second Amendment”) to the Company’s existing Shareholder Rights Agreement (the “Rights Agreement”), pursuant to which the expiration date of the Rights Agreement was extended to November 19, 2025, the exercise price was changed to $40.00, and the beneficial ownership threshold at which the rights become exercisable was changed to 15% (or 20% in the case of a passive, “13G Investor,” as defined in the Rights Agreement).

As noted in the Company’s press release dated November 8, 2024, the Board has determined that it is in the best interests of the Company and its common shareholders to exercise the Company’s right to convert an initial $7 million in face value of the $25 million senior second lien secured promissory note (the “Convertible Note”) held by Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox”) into approximately 1.1 million shares of the Company’s common stock. Giving effect to the conversion, Alta Fox would beneficially own approximately 6% of the Company’s outstanding shares, based on its most recent disclosure to the Company.

The Company has engaged in good faith with Alta Fox regarding Alta Fox’s desire to accelerate the repayment of the Convertible Note as an alternative to the forced conversion of the Convertible Note. In its most recent proposal, Alta Fox demanded that Daktronics pay Alta Fox $79 million – more than three times the face value of the Convertible Note and approximately one-and-a-half times its Black-Scholes value – to retire the Convertible Note. The Board rejected Alta Fox’s proposal as not in the best interests of the Company and its common shareholders and notified Alta Fox of its intention to exercise the Company’s right to force the conversion of the Convertible Note to minimize the dilution and cost to the Company’s shareholders. Alta Fox has now threatened to nominate candidates for the Board. Because Daktronics’ Articles of Incorporation and South Dakota law mandate cumulative voting in the election of directors, a shareholder who also owns debt, like Alta Fox – whose interests may not be aligned with other Daktronics shareholders – may be able to make Board composition changes even without broad shareholder support.

In extending the expiration date of the Rights Agreement, the Board considered the risk that Alta Fox, by virtue of its significant ownership position, may seek to take actions to advance its interests as a large debtholder, including influencing the composition of the Board, at the expense of common shareholders. The extension of the Rights Agreement reflects the Board’s continued commitment to protecting the interests of the Company’s shareholders. The Rights Agreement has not been adopted in response to any specific takeover bid or any similar proposal.

The Rights Agreement applies equally to all current and future shareholders and is not intended to deter offers or preclude the Board from considering offers that are fair and otherwise in the best interest of the Company’s shareholders.

Under the Rights Agreement, the “Rights” (as defined in the Rights Agreement) will become exercisable if a person or group acquires beneficial ownership of 15% (or 20% in the case of a “13G Investor”) or more of Daktronics outstanding common stock without the prior approval of the Board. Any existing shareholders with beneficial ownership of Daktronics stock above the applicable triggering ownership threshold as of the date of the Second Amendment are grandfathered at their current ownership levels so the Rights are not triggered by their current ownership of shares but they are not permitted to increase their ownership without triggering the Rights Agreement. The Board intends to submit the Rights Agreement to shareholders for ratification at the Company’s upcoming annual meeting of shareholders.

Exhibit 99.1
At this time, Daktronics shareholders are not required to take any action.

A copy of the Second Amendment and a summary of the Second Amendment will be contained in a Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) (the “Form 8-K”). The Second Amendment should be read together with the Rights Agreement and the Form 8-K.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. Readers are cautioned not to place undue reliance on forward-looking statements, which are often characterized by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “intend,” by the negative of these terms or other comparable terminology, or by discussions of strategy, plans, or intentions. These forward-looking statements reflect the Company's current expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, and other risks described in the Company's SEC filings, including its Annual Report on Form 10-K for its 2024 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as may be required by applicable law.

For more information contact:

INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Email investor@daktronics.com

Alliance Avisors IR
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@lhai.com